Exhibit 99.2

Goldenstone Acquisition Limited Announces Closing of $57.5 Million Initial Public Offering, Including Full Exercise of the Underwriters’ Over-Allotment Option

Aurora, IL –March 21, 2022 – Goldenstone Acquisition Limited (the “Company”), a newly organized blank check company, announced today that it closed its initial public offering of 5,750,000 units, which includes the full exercise of the underwriters’ over-allotment option. The units were sold at a price of $10.00 per unit, resulting in total gross proceeds of $57,500,000. Each unit consists of one share of common stock, one redeemable warrant and one right to receive one-tenth (1/10) of one share of common stock. Each redeemable warrant entitles the holder thereof to purchase one-half (1/2) of one share of common stock, and each ten (10) rights entitle the holder thereof to receive one share of common stock at the closing of a business combination. The exercise price of the warrants is $11.50 per full share. The units began trading on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “GDSTU” on March 17, 2022. After the securities comprising the units begin separate trading, the common stock, warrants, and rights are expected to be listed on Nasdaq under the ticker symbols “GDST”, “GDSTW” and “GDSTR”, respectively.

Maxim Group LLC acted as sole book-running manager of the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on March 16, 2022. The offering has been made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Goldenstone Acquisition Limited

Goldenstone Acquisition Limited is newly organized Delaware blank check company formed for the purpose of effecting a merger, share purchase, reorganization or similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region other than the Company has agreed that it will not undertake an initial business combination with any entity headquartered in or conducts the majority of its business in China (including Hong Kong and Macau).

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Goldenstone Acquisition Limited, including those set forth in the Risk Factors section of Goldenstone Acquisition Limited’s registration statement and prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. Goldenstone Acquisition Limited. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information

Eddie Ni

Chairman & CEO

Email: eddie@windfallusa.com

Tel: +1 (330) 352-7788

Ray Chen

CFO & Head of Investor Relationships

Email: abctop40@gmail.com

Tel: +1 (917) 459-8498